Exhibit 99.1

Investor Relation Information: Hawk Associates, Inc. Frank N. Hawkins, Jr. or Julie Marshall Phone: 305-451-1888 E-mail: info@hawkassociates.com

News Release: FOR IMMEDIATE RELEASE

Memry Corporation Plans to Appeal Unfavorable Court Result
Jury Verdict Finds in Favor of Kentucky Oil

BETHEL, Conn. - December 21, 2007 -- Memry Corporation (AMEX: MRY), a leading provider of nitinol and polymer components to the medical device industry, announced today that it has received an unfavorable jury verdict in its disputed technology litigation with Kentucky Oil. The jury unanimously found that Memry breached a collaboration agreement by providing confidential information to Schlumberger Technologies Corporation for use in an expandable sand screen and found Memry’s interest in certain patents should be assigned to Kentucky Oil. The collaboration agreement was entered into with Kentucky Oil’s alleged predecessor in interest in 1999, known as United Stenting, Inc. The jury found damages of $6 million for the alleged breach. The jury also determined that Schlumberger used confidential information in its development of the expandable sand screen.

The court has not entered judgment and has set a hearing date on January 25, 2008 to hear Memry’s and Schlumberger’s trial motions concerning, among other things, the sufficiency of Kentucky Oil’s evidence.

Memry CEO Robert Belcher said, “We have long maintained that Kentucky Oil’s claim for damages is totally without merit. Although today’s jury ruling is a setback, we will vigorously defend our position and we plan to appeal any adverse final trial court ruling.”

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

MRY

For more information, contact CFO Richard F. Sowerby at 203-739-1100, e-mail: Richard_Sowerby@Memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive e-mail notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

MRY